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                                                            Exhibit 99.(a)(1)(L)


To:     [Employee Name]

From:   Ana Drivon, Manager of Stock Administration

Date:   [June 6, 2001]

Re:     Confirmation of Participation in the Offer to Exchange


        Thank you for your participation in Extensity's 2001 Stock Option Exchange Program. Defined terms not explicitly defined herein but defined in the Offer to Exchange, shall have the same definitions as used in the Offer to Exchange. The following stock option(s) held by you have been cancelled effective June 5, 2001 in exchange for the right to receive the Short-Term Options and New Options listed below:

               CANCELLED OPTIONS                   SHORT-TERM OPTIONS          NEW OPTIONS
 -------------------------------------------   -----------------------------   ------------
                                                                EXERCISE
                                NUMBER OF       NUMBER OF       PRICE OF
     OPTION         OPTION      SHARES TO       SHORT-TERM     SHORT-TERM        NUMBER OF
     NUMBER       GRANT DATE   BE EXCHANGED      OPTIONS        OPTIONS         NEW OPTIONS
 --------------- ------------- -------------   ------------- ---------------   ------------

 --------------- ------------- -------------   ------------- ---------------   ------------

 --------------- ------------- -------------   ------------- ---------------   ------------

 --------------- ------------- -------------   ------------- ---------------   ------------

 --------------- ------------- -------------   ------------- ---------------   ------------

        The Company has granted you a Short-Term Option covering ten percent (10%) of the number of shares subject to your Eligible Options that were cancelled. The exercise price per share of the Short-Term Option is equal to the closing price of the Company's Common Stock as reported on Nasdaq on June 6, 2001. The Short-Term Option will become 100% vested six (6) months after the date of grant (assuming your employment by or continuous service with the Company or one of its wholly-owned subsidiaries continues through that date) and will expire if not exercised before March 6, 2002 (or earlier if your employment by or services with the Company or its wholly-owned subsidiaries terminates).

        On a date between December 6, 2001 and December 12, 2001 (or a later date if Extensity extends the Offer), subject to your continued employment by or continuous service with the Company or one of its wholly-owned subsidiaries, the Company will grant you a New Option equal to ninety percent (90%) of the number of shares subject to your Eligible Options that were cancelled. The exercise price of the New Option will be equal to the closing price of the Company's Common Stock as reported on Nasdaq on the date of grant.

        You can view a summary of your stock option grant(s) by logging on to http://www.optionslink.com. If you are not sure how to log on, refer to Webint Legal/Stock for instructions on "How do I log on to OptionsLink?" If you have any other questions regarding the above, please contact Ana Drivon at (510) 594-5928 or by email at adrivon@extensity.com.